Exhibit 99.1

Kaiser Aluminum Corporation Adopts Tax Asset Protection Rights Agreement

For Stockholder Approval at its 2016 Annual Meeting of Stockholders

FOOTHILL RANCH, Calif. - April 8, 2016 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that its Board of Directors has adopted a Tax Asset Protection Rights Plan (“Plan”) designed to preserve the Company’s ability to utilize without limitation its net operating loss (“NOL”) carryforwards and other significant tax attributes to offset future taxable income. The Plan was adopted because certain stock transfer restrictions designed to preserve the Company’s tax benefits currently contained in its certificate of incorporation are scheduled to expire on July 6, 2016. The Company intends to seek stockholder approval of the Plan, as well as stockholder approval of an amendment to its certificate of incorporation that would implement stock transfer restrictions to replace those that are expiring, at its 2016 Annual Meeting of Stockholders.

At December 31, 2015, the Company had $564.4 million of NOL carryforwards and $29.5 million of alternative minimum tax (“AMT”) credit carryforwards available to reduce future cash payments for income taxes in the United States. The NOL carryforwards expire periodically through 2030, and the AMT credit carryforwards have an indefinite life. The Company’s ability to utilize its tax benefits to offset future taxable income may be significantly limited if the Company experiences an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” will occur when the percentage of the Company’s ownership by one or more “5-percent shareholders” (as defined in the Code) has increased by more than 50 percent over the lowest percentage owned by such stockholders at any time during the prior three years.

The Plan, which is similar to tax benefit protection plans adopted by other public companies, is designed to preserve the Company’s tax benefits by deterring transfers of the Company’s common stock that could result in an “ownership change.” In connection with the Plan, the Company’s Board of Directors has declared a dividend of one preferred share purchase right for each outstanding share of the Company’s common stock. The dividend is payable on April 22, 2016 to stockholders of record on that date. The issuance of the rights will not affect the Company’s reported earnings per share and is not taxable to the Company or its stockholders but does impose a significant penalty upon any person or group that acquires ownership (as determined under Section 382 of the Code) of 4.99% or more of the Company’s outstanding common stock without the prior approval of the Company’s Board of Directors.

If adopted, the rights will expire on the earliest of (1) April 7, 2019, the third anniversary of the action of the Company’s Board of Directors adopting the Plan, or such earlier date as of which the Board determines that the Plan is no longer necessary for the preservation of the Company’s tax benefits, (2) the time at which the rights are redeemed in accordance with the Plan, (3) the time at which the rights are exchanged in accordance with the Plan, (4) the effective time of the repeal of Section 382 of the Code if the Company’s Board of Directors determines that the Plan is no longer necessary for the preservation of the Company’s tax benefits, (5) the first day of a taxable year to which the Company’s Board of Directors determines that no tax benefits may be carried forward, and (6) the day following the certification of the voting results of the Company’s 2016 Annual Meeting of Stockholders, if stockholder ratification of the adoption of the Plan has not been obtained prior to that date.

As previously noted, the Plan is established to discourage but does not prevent an “ownership change.” Therefore, in order to more effectively protect the Company’s tax benefits for long-term stockholder value after July 6, 2016, the Company also intends to seek stockholder approval of an amendment to its certificate of incorporation that would implement successor transfer restrictions. Similar to the Plan, if adopted, such successor transfer restrictions would expire on the earliest of (1) the third anniversary of the Company’s 2016 Annual Meeting of Stockholders or such earlier date as the Company’s Board of Directors determines that the transfer restrictions are no longer necessary for the preservation of the Company’s tax benefits, (2) the effective time of the repeal of Section 382 of the Code if the Company’s Board of Directors determines that the transfer restrictions are no longer necessary for the preservation of the Company’s tax benefits, or (3) the first day of a taxable year to which the Company’s Board of Directors determines that no tax benefits may be carried forward.

Additional information regarding the Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of its culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s web site at www.kaiseraluminum.com. The web site includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s web site at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

###

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include the risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2015. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:

Melinda C. Ellsworth

Kaiser Aluminum Corporation

(949) 614-1757